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                                                                    EXHIBIT 99.1




[GRAPHIC OMITTED]

A.C. MOORE [GRAPHIC OMITTED]            General Office o Distribution Center
--------------------------------------------------------------------------------
                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 228-6700 o FAX: (856) 753-4723


FOR:                                           FROM:
A.C. Moore Arts & Crafts, Inc.                 Gregory FCA Communications, Inc.
Leslie Gordon                                  For More Information Contact:
Chief Financial Officer                        Joe Crivelli
(856) 228-6700                                 (610) 642-8253

For Immediate Release

         A.C. MOORE REPORTS THIRD QUARTER NET INCOME OF $0.05 PER SHARE


BERLIN, NEW JERSEY, OCTOBER 20, 2004. A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) sales for the third quarter ended September 30, 2004, grew to $107.7 million, an increase of 9.2% over sales of $98.6 million for the third quarter of 2003. Same store sales increased 0.3%. Net income for the third quarter was $986,000, compared with income of $1.26 million for the third quarter of 2003. Income per fully-diluted share was $0.05 versus income of $0.06 per fully-diluted share in the prior comparable period. The 2004 results include a cost of $0.04 per share as the result of the impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration received by a Vendor." Excluding that cost, our earnings would have been $0.09 per share as compared with the $0.06 per share in 2003. Third quarter results also include management's estimate of the insurance recovery for lost merchandise in excess of cost and other expenses related to the July 27, 2004 roof collapse in the Company's Blackwood facility in the amount of $0.04 per share. The Company insures its warehouse inventory at selling value. The insurance proceeds are an offset to sales that the Company lost as a result of the incident.

Sales for the nine months ended September 30, 2004, were $320.4 million, an increase of 12.7% over 2003 nine month sales of $284.2 million. Same store sales grew by 3%. Net income for the first nine months of 2004 was $2.57 million or $0.13 per fully-diluted share versus income of $2.73 million or $0.14 per fully-diluted share in the prior comparable period. The results for 2004 include a cost of $0.12 as the result of the accounting change. Excluding that cost, our earnings would have been $0.25 per share as compared with the $0.14 per share in 2003.

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Jack Parker, Chief Executive Officer, stated, "We knew that we would be challenged with the move to a new distribution center that had been planned for this time; however that process was made more difficult when the roof collapsed in our Blackwood facility. Our organization had to deal with numerous issues including the inability to ship merchandise from our warehouses for over one week. In addition, key merchandise was unavailable for several weeks and we lost significant amounts of imported fall ribbon, flags and fall seasonal and basic floral merchandise that could not be replaced. Due to the unavailable merchandise, we curtailed two key promotions in August and September. Service levels to our stores and in-stock positions for our customers are now almost back to normal. We know that the fourth quarter will still be a challenge but we believe that our merchandise plans will enable us to achieve our expectations."

A.C. Moore will host a conference call today, Wednesday, October 20, 2004 at 5:00 PM Eastern Daylight Time to discuss these financial results in detail. To participate, please call 1-719-457-2728. If you are unable to access the live call, please dial 1-719-457-0820 and enter pin number 997976 to access the taped digital replay. The replay will be available at approximately 7:00 PM on October 20th and will remain available until Wednesday, October 27th at 11:59 PM.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until October 20, 2005.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 93 stores in the eastern United States.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, and other risks detailed in the Company's Securities and Exchange Commission filings.


                                Tables to Follow

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
                                      A.C. MOORE ARTS & CRAFTS, INC.
                                     CONSOLIDATED STATEMENT OF INCOME
                               (amounts in thousands, except per share data)
                                                (unaudited)

                                                     Three months ended             Nine months ended
                                                        September 30,                  September 30,
                                                  ------------------------       -------------------------
                                                    2004            2003           2004            2003
                                                  ---------      ---------       ---------       ---------
Net sales                                         $ 107,713      $  98,600       $ 320,376       $ 284,238
Cost of sales                                        64,010         61,987         195,401         179,297
                                                  ---------      ---------       ---------       ---------
Gross Margin                                         43,703         36,613         124,975         104,941
Selling, general and administrative expenses         40,857         33,842         118,986          99,266
Pre-opening expenses                                  1,229            821           2,048           1,571
                                                  ---------      ---------       ---------       ---------
Income from operations                                1,617          1,950           3,941           4,104
     Net interest (income)                               14            (92)           (229)           (319)
                                                  ---------      ---------       ---------       ---------
Income before income taxes                            1,603          2,042           4,170           4,423
     Income tax expense                                 617            780           1,605           1,690
                                                  ---------      ---------       ---------       ---------
Net income                                        $     986      $   1,262       $   2,565       $   2,733
                                                  =========      =========       =========       =========

Basic net income per share                        $    0.05      $    0.07       $    0.13       $    0.14
                                                  =========      =========       =========       =========

Diluted net income per share                      $    0.05      $    0.06       $    0.13       $    0.14
                                                  =========      =========       =========       =========

Weighted average shares outstanding                  19,491         19,248          19,435          19,043
                                                  =========      =========       =========       =========

Weighted average shares outstanding
     plus impact of stock options                    20,114         19,980          20,055          19,656
                                                  =========      =========       =========       =========


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                         A.C. MOORE ARTS & CRAFTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                   (unaudited)

                                                      September 30,
                                                 ----------------------
                                                   2004         2003
                                                 --------      --------
                   ASSETS

Current assets:
  Cash and marketable securities                 $ 41,098      $ 24,989
  Inventories                                     137,976       125,084
  Prepaid expenses and other current assets        10,266         5,654
                                                 --------      --------
                                                  189,340       155,727

Marketable securities                                 -          14,161
Property and equipment, net                        76,588        36,524
Other assets                                        1,742         1,873
                                                 --------      --------
                                                 $267,670      $208,285
                                                 ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt              $  2,571      $    815
  Trade accounts payable                           40,594        34,042
  Other current liabilities                        12,333        11,316
                                                 --------      --------
                                                   55,498        46,173
                                                 --------      --------
Long-term liabilities:
  Long-term debt                                   27,429           -
  Deferred tax liability                            8,027         6,019
  Other long-term liabilities                       5,500         4,496
                                                 --------      --------
                                                   40,956        10,515
                                                 --------      --------
                                                   96,454        56,688
                                                 --------      --------

Shareholders' Equity                              171,216       151,597
                                                 --------      --------
                                                 $267,670      $208,285
                                                 ========      ========



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